EXHIBIT 99.1

Cross-Platform Web-Based IM Service Introduced by BigString Corporation

Enables Users To Send Self-Destructing or Regular IMs
 Using AOL, MSN, Yahoo, Google, and BigString

RED BANK, N. J., July 8, 2008 – A new web-based, cross-platform, instant messaging (IM) application that enables users to send self-destructing or regular IMs across AOL’s AIM, Yahoo’s Messenger, MSN’s Messenger and Google’s Gtalk has been introduced by BigString Corporation (OTCBB: BSGC).  The free web application incorporates BigString's patent-pending IM technology that allows a user to send IMs which self-destruct without being copied, logged or screen-printed by the recipient. The free service is available at http://www.bigstring.com.  In addition to enabling users to send IMs from one service to another, the patent-pending IM technology leaves no trail or copy of the IM on any server once the message self-destructs. The time for self-destruction is set by the sender, and can be set to disappear in as little as a few seconds to more than an hour.  The sender can also choose a number of visual effects for the self-destruction. A message will disappear in real time simultaneously from both the sending and receiving IM screens whether the message was sent to an account at AOL’s AIM, Yahoo’s Messenger, MSN’s Messenger, Google’s Gtalk or BigString.

“Our new web based IM makes it very easy for IM users to have private conversations with your current IM buddy lists without having to switch to a new service," stated Darin Myman, President and CEO of BigString Corporation.  "Our strategy to quickly grow our IM user base revolves around creating unique applications such as this one that leverages the tens of millions of existing IM users.”

About BigString

BigString Corporation, owner and operator of BigString.com, is a provider of social networking messaging applications and user-controllable email services.  In addition to permitting users to send recallable, erasable, self-destructing emails and video emails, BigString's patent-pending technology allows emails and pictures to be rendered non-forwardable, non-printable and non-savable before or after the recipients read them, no matter what email service provider is used.

Forward-Looking Statements

Statements about the future expectations of BigString Corporation, and all other statements in this press release other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995.  BigString Corporation intends that such forward-looking statements shall be subject to the safe harbors created thereby.  Since these statements involve certain risks and uncertainties and are subject to change at any time, BigString Corporation’s actual results could differ materially from expected results.

CONTACT: Darin Myman, BigString Corporation, 732-741-2840, darin@bigstring.com
Howard Greene, Greene Inc., 516-825-0400, greenepr@bigstring.com or greenepr@aol.com.